EXHIBIT 10.24

M&T BANK CORPORATION
2019 EQUITY INCENTIVE COMPENSATION PLAN
*    *    *
PERFORMANCE SHARE UNIT AWARD AGREEMENT

GRANTEE:

DATE OF GRANT:

PERFORMANCE SHARE UNITS (“Target Award”):

PERFORMANCE PERIOD:

M&T Bank Corporation (the “Company”) hereby grants to the Grantee this Performance Share Unit Award. This grant is made pursuant to the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (the “Plan”) and is subject to the terms and conditions of the Plan and this Agreement. As used herein, the term “Agreement” shall mean, collectively, this cover page with the Performance Goals attached as Exhibit A, the related Terms and Conditions of Performance Share Unit Award delivered to the Grantee with this cover page (the “Terms and Conditions”), and, as applicable, any clawback policy adopted by the Board from time to time, including the Policy for Alignment of Incentive Compensation with Risk and the M&T Bank Corporation Executive Compensation Recoupment Policy, each as may be amended from time to time (the “Forfeiture Policies”). As used herein, the term “vest” shall mean the satisfaction of the Performance Goals and other conditions described herein and in the Plan with respect to one or more Performance Share Units, but shall not mean the actual settlement of the Award. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. A copy of the Plan, the Plan prospectus and the Forfeiture Policies can be viewed and downloaded from the Company’s Intranet under the Human Resources page.

Subject to the terms of the Plan, the Forfeiture Policies (as applicable), and this Agreement, including without limitation, the Grantee’s fulfillment of the employment requirements in Section 4 of the Terms and Conditions, the Performance Share Units awarded hereunder will vest by achieving the Performance Goals set forth on Exhibit A attached hereto, subject to the applicable provisions of the Plan and this Agreement. Based on the achievement of the Performance Goals set forth on Exhibit A, the Grantee is eligible to vest in up to 150% of the Target Award, subject to fulfillment of the employment requirements in Section 4 of the Terms and Conditions.

To the extent the Performance Goals are achieved and the Grantee fulfills the employment requirements in Section 4 of the Terms and Conditions, a number of shares of Common Stock equal to the vested Performance Share Units will be distributed to the Grantee.

To the extent the Performance Share Units do not vest, the unvested portion of the Grantee’s Performance Share Units is subject to forfeiture under Section 4 of the Terms and Conditions and, as applicable, the Forfeiture Policies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.

M&T BANK CORPORATION
By: ______________________________

Exhibit A
Performance Goals

1.Calculation of ROTCE.
(a)Except as otherwise set forth in Sections 4(c), (d) and (e) of the Terms and Conditions, 50% of the Performance Share Units will vest based on the following performance results (“ROTCE Performance Share Units”): (i) the average relative return on tangible common equity (“ROTCE”) for the Performance Period, which means the Company’s ROTCE relative to the median ROTCE of the Peer Group (defined in Section 7 below) and (ii) the Company’s ROTCE for the Performance Period (“Absolute ROTCE”).
(b)At the end of the Performance Period, the ROTCE for the Company, and for each company in the Peer Group, shall be calculated as a three-year average, as follows:
(i)by taking net operating income available to common equity (computed in accordance with Section 1(b)(iii) below) and dividing by the average tangible common equity (computed in accordance with Section 1(b)(iv) below) for each fiscal year in the Performance Period, and
(ii)by calculating a three-year average for the Performance Period based on the annual amounts in Section 1(b)(i) above.
(iii)Net operating income available to common equity shall be computed by taking net income available to common equity and adding back the after-tax effect of the amortization of core deposit and other intangible assets, adding back the after-tax effects of expenses (when incurred) associated with merging acquired or to be acquired operations into the Company, and subtracting the after-tax effects of merger-related gains (when realized).
(iv)Average tangible common equity shall be computed by taking average common equity for the applicable period and subtracting average goodwill and average core deposit and other intangible assets (net of any related average deferred tax amounts).
(v)The Company shall make such adjustments as it deems necessary or appropriate to provide comparable ROTCE calculations among the Company and the companies in the Peer Group.
2.Relative ROTCE Vesting Percentage.
(a)Subject to Section 3 below, the number of ROTCE Performance Share Units that may vest for the Performance Period shall be determined by multiplying 50% of the Target Award by the Relative ROTCE Vesting Percentage, as determined under this Section 2.

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(b)The Relative ROTCE Vesting Percentage will be determined based on the Company’s ROTCE percentile ranking compared to the ROTCE of the companies in the Peer Group for the Performance Period, as follows:
(i)If the Company’s ROTCE falls at the median of the Peer Group, the Relative ROTCE Vesting Percentage will be 100%.
(ii)If the Company’s ROTCE falls at or above the 75th percentile of the Peer Group, the Relative ROTCE Vesting Percentage will be 150%.
(iii)If the Company’s ROTCE falls at the 25th percentile of the Peer Group, the Relative ROTCE Vesting Percentage will be 75%.
(iv)If the Company’s ROTCE falls below the 25th percentile of the Peer Group, the Relative ROTCE Vesting Percentage will be 50%.
(v)If the Company’s ROTCE rank falls between measuring points, the Relative ROTCE Vesting Percentile will be interpolated on a straight line basis.

Relative ROTCE
Performance Level	Relative ROTCE Vesting Percentage
≥ 75th Percentile	150%
50th Percentile	100%
25th Percentile	75%
< 25th Percentile	50%

3.Adjustment Based on Absolute ROTCE. Notwithstanding Section 2 above, and except as provided in Sections 4(c), (d) and (e) of the Terms and Conditions, there will be no vesting of the ROTCE Performance Share Units if the Company’s Absolute ROTCE is less than 5%. If the Company’s Absolute ROTCE is equal to or greater than 17%, vesting of the ROTCE Performance Share Units will be determined to be at maximum, for a final vesting percentage of 150%, regardless of the level of achievement of relative ROTCE.

Absolute ROTCE
Performance Level	Vesting Percentage
≥ 17%	150%
5% to < 17%	Based on Relative ROTCE Vesting Percentage
< 5%	0%
4.Calculation of ROTA.

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(a)Except as otherwise set forth in Sections 4(c), (d) and (e) of the Terms and Conditions, vesting of 50% of the Performance Share Units will be based on the following performance results (“ROTA Performance Share Units”): (a) the average relative return on tangible assets (“ROTA”) for the Performance Period, which means the Company’s ROTA relative to the median ROTA of the Peer Group, and (b) the Company’s ROTA for the Performance Period (“Absolute ROTA”).
(b)At the end of the Performance Period, the ROTA for the Company, and for each company in the Peer Group, shall be calculated as a three-year average, as follows:
(i)by taking net operating income (computed in accordance with Section 4(b)(iii) below) and dividing by the average tangible assets (computed in accordance with Section 4(b)(iv) below) for each fiscal year in the Performance Period, and
(ii)by calculating a three-year average for the Performance Period based on the annual amounts in Section 4(b)(i) above.
(iii)Net operating income shall be computed by taking net income and adding back the after-tax effect of the amortization of core deposit and other intangible assets, adding back the after-tax effects of expenses (when incurred) associated with merging acquired or to be acquired operations into the Company, and subtracting the after-tax effects of merger-related gains (when realized).
(iv)Average tangible assets shall be computed by taking average assets for the applicable period and subtracting average goodwill and average core deposit and other intangible assets (net of any related average deferred tax amounts).
(v)The Company shall make such adjustments as it deems necessary or appropriate to provide comparable ROTA calculations among the Company and the companies in the Peer Group.
5.Relative ROTA Vesting Percentage.
(a)Subject to Section 6 below, the number of ROTA Performance Share Units that may vest for the Performance Period shall be determined by multiplying 50% of the Target Award by the Relative ROTA Vesting Percentage, as determined under this Section 5.
(b)The Relative ROTA Vesting Percentage will be determined based on the Company’s ROTA percentile ranking compared to the ROTA of the companies in the Peer Group for the Performance Period, as follows:
(i)If the Company’s ROTA falls at the median of the Peer Group, the Relative ROTA Vesting Percentage will be 100%.
(ii)If the Company’s ROTA falls at or above the 75th percentile of the Peer Group, the Relative ROTA Vesting Percentage will be 150%.

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(iii)If the Company’s ROTA falls at the 25th percentile of the Peer Group, the Relative ROTA Vesting Percentage will be 75%.
(iv)If the Company’s ROTA falls below the 25th percentile of the Peer Group, the Relative ROTA Vesting Percentage will be 50%.
(v)If the Company’s ROTA rank falls between measuring points, the Relative ROTA Vesting Percentile will be interpolated on a straight line basis.

Relative ROTA
Performance Level	Relative ROTA Vesting Percentage
≥ 75th Percentile	150%
50th Percentile	100%
25th Percentile	75%
< 25th Percentile	50%

6.Adjustment Based on Absolute ROTA. Notwithstanding Section 5 above, and except as provided in Sections 4(c), (d) and (e) of the Terms and Conditions, there will be no vesting of the ROTA Performance Share Units if the Company’s Absolute ROTA is less than 0.35%. If the Company’s Absolute ROTA is equal to or greater than 1.25%, vesting of the ROTA Performance Share Units will be determined to be at maximum, for a final vesting percentage of 150%, regardless of the level of achievement of relative ROTA.

Absolute ROTA
Performance Level	Vesting Percentage
≥ 1.25%	150%
0.35% to < 1.25%	Based on Relative ROTA Vesting Percentage
< 0.35%	0%
7.Peer Group.
(a)The companies in the Peer Group will be determined on the first day of the Performance Period for purposes of the performance calculation and will be changed only in accordance with Section 7(b) below. No company shall be added to the Peer Group during the Performance Period for purposes of the performance calculation.
(b)The term “Peer Group” means the companies listed on Schedule A and will be subject to change as follows:
(i)In the event of a merger, acquisition or business combination transaction of a company in the Peer Group in which the company in the Peer Group is the

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surviving entity and remains publicly traded, the surviving entity shall remain a company in the Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the Peer Group.
(ii)In the event of a merger, acquisition or business combination transaction of a company in the Peer Group, a “going private” transaction or other event involving a company in the Peer Group, or the liquidation of a company in the Peer Group, in each case where the company in the Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the Peer Group.
(iii)Notwithstanding the foregoing, in the event of a bankruptcy of a company in the Peer Group where the company in the Peer Group is not publicly traded at the end of the Performance Period, such company shall remain a company in the Peer Group but shall be deemed to have an ROTCE and ROTA of negative 100% (-100%).
8.General Vesting Terms. The Committee shall have sole discretion to calculate the achievement of the Performance Goals and to make such adjustments as the Committee deems necessary or appropriate, including any adjustments deemed necessary or appropriate to determine vesting upon a Change in Control consistent with Section 4(e) of the Terms and Conditions. The Committee’s determinations shall be final and binding. Any fractional Performance Share Unit resulting from the vesting of the Performance Share Units in accordance with this Exhibit A shall be rounded down to the nearest whole number. Any portion of the Performance Share Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.

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Schedule A
Peer Group

Citizens Financial Group, Inc. (CFG)
Fifth Third Bancorp (FITB)
First Citizens Bancshares (FCNC.A)
First Horizon Corporation (FHN)
Huntington Bancshares Incorporated (HBAN)
KeyCorp (KEY)
PNC Financial Services Group, Inc. (PNC)
Pinnacle Financial Partners, Inc. (PNFP)
Regions Financial Corporation (RF)
Truist Financial Corporation (TFC)
U.S. Bancorp (USB)
Zions Bancorporation (ZION)

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M&T BANK CORPORATION
2019 EQUITY INCENTIVE COMPENSATION PLAN
TERMS AND CONDITIONS
OF
PERFORMANCE SHARE UNIT AWARD

1.Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan or on the cover page.

2.Grant of Performance Share Unit Award. The Performance Share Unit Award granted hereby is granted in accordance with the cover page of this Agreement. Vesting of the Performance Share Units will be based on achievement of the performance goals set forth on Exhibit A to the cover page of this Agreement and, except as otherwise provided herein, the Grantee’s continued employment from the Date of Grant to the Vesting Date (as defined in Section 4(a) below).

3.Nature of Performance Share Unit Award. Performance Share Units are not actual shares of Common Stock. The Grantee’s interest in Performance Share Units shall make the Grantee only a general, unsecured creditor of the Company until the Performance Share Units become vested and settled.

4.Vesting on Certain Terminations of Employment; Change in Control.

(a)Employment Requirement; Forfeiture. Except as provided herein, the Grantee must remain continuously employed by the Company or one of its Affiliates from the Date of Grant and until the last day of the Performance Period (the “Vesting Date”) in order to be entitled to receive shares of Common Stock in settlement of the Performance Share Unit Award. Except as provided in Sections 4(b), (c) or (d) below, upon the Grantee’s termination of employment with the Company and its Affiliates that constitutes a “separation from service,” as defined under Section 409A of the Code (“Termination of Employment”) for any reason, including for Cause or as a result of the Grantee’s resignation, before the Grantee’s Performance Share Units have fully vested, the Grantee will forfeit that portion of the Performance Share Units that have not vested as of the date of the Grantee’s Termination of Employment. Except as provided in Sections 4(c), (d) and (e) below, if the Performance Goals are not attained at the end of the Performance Period, as determined by the Committee in its sole discretion, the Performance Share Units will be immediately forfeited.

(b)Qualifying Separation. If the Grantee incurs a Qualifying Separation prior to the Vesting Date, the Grantee will not forfeit the Performance Share Units upon such Qualifying Separation, and the Performance Share Units will continue to vest based on the attainment of the Performance Goals, except as otherwise provided in Section 4(c) (death) and 4(e) (Change in Control) below, and subject to Section 4(f) below. If the Grantee incurs a Termination of Employment on account of Disability or a Position Elimination (as defined in Section 4(d) below) at a time when the

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Grantee has met the age and service requirements for a Qualifying Separation, this Section 4(b) shall apply to the Performance Share Units.
(c)Death; Disability. The Performance Share Unit Award shall vest with respect to 100% of the Target Award upon (i) the Grantee’s death during employment by the Company or an Affiliate or after a Qualifying Separation as described in Section 4(b) prior to the Vesting Date, or (ii) the Grantee’s Termination of Employment on account of Disability prior to the Vesting Date and prior to the date that the Grantee has met the age and service requirements for a Qualifying Separation, subject to Section 4(f) below.

(d)Position Elimination. If prior to the Vesting Date and prior to the date that the Grantee has met the age and service requirements for a Qualifying Separation, the Grantee incurs a Termination of Employment by the Company or an Affiliate on account of a Position Elimination, the Performance Share Unit Award shall vest with respect to a pro-rated portion of the Target Award, subject to Section 4(f) below. The pro-rated portion shall be determined by multiplying the Target Award by a fraction, the number of which is the number of months that elapsed during the period beginning on January 1, [●] through the date of the Grantee’s Termination of Employment, and the denominator of which is 36. A partial month shall be counted as a full month for purposes of this calculation. Any Performance Share Units that do not become vested upon a Termination of Employment in accordance with this Section 4(d) shall be forfeited. For purposes of this Agreement, “Position Elimination” means any permanent, involuntary termination of a Grantee’s active employment with the Company or an Affiliate as a result of a job elimination due to a reduction in force, outsourcing or elimination of position, as determined by the Committee in its sole and absolute discretion.

(e)Change in Control. Notwithstanding the foregoing, in the event that a Change in Control occurs before the Vesting Date while the Grantee is employed by the Company or one of its Affiliates or while the Performance Shares Units are outstanding pursuant to Section 4(b), the outstanding Performance Share Units will become vested upon the consummation of the Change in Control in an amount equal to the greater of (i) the Target Award or (ii) the number of Performance Share Units that vest based on achievement of the Performance Goals, measured as if the end of the quarter immediately preceding the date of the Change in Control were the end of the Performance Period, as determined by the Committee as in effect before the Change in Control in its sole discretion. Any Performance Share Units that do not become vested upon a Change in Control in accordance with this Section 4(e) shall be forfeited.

(f)Release of Claims. Any vesting under this Section 4 as a result of a Qualifying Separation or other Termination of Employment (other than death) shall be conditioned on the Grantee signing and not revoking a general release of claims provided by the Company.

5.Settlement.

(a)Subject to the satisfaction of all tax obligations as provided in Section 9 below and except as otherwise provided in this Section 5, the vested Performance Share Units shall be settled

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within 90 days following the Vesting Date (the “Settlement Date”). Upon settlement, the Company shall deliver to the Grantee one share of Common Stock for each vested Performance Share Unit.

(b)The vested Performance Share Units shall be settled earlier than the Settlement Date in the following circumstances:

(i)If the Performance Share Units vest upon death in accordance with Section 4(c), the vested Performance Share Units will be settled within 30 days following the date of the Grantee’s death.

(ii) If the Performance Share Units vest upon Termination of Employment on account of Disability in accordance with Section 4(c) or upon Termination of Employment by the Company or an Affiliate on account of a Position Elimination in accordance with Section 4(d), the vested Performance Share Units will be settled within 30 days following the date of the Grantee’s Termination of Employment.

(iii)If the Performance Share Units constitute a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code and the Performance Share Units vest in accordance with Section 4(e), the vested Performance Share Units shall be settled upon or within 60 days following the date of the Change in Control, provided that the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code (a “409A CIC”). If the Performance Share Units constitute a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code and the Performance Share Units vest in accordance with Section 4(e), if the Change in Control does not constitute a 409A CIC, the vested Performance Share Units shall be settled upon the first to occur of (A) the Settlement Date, in accordance with Section 5(a), (B) within 30 days following the Grantee’s death, in accordance with Section 5(b)(i) or (C) within 30 days following the Grantee’s Termination of Employment on account of Disability or a Position Elimination, in accordance with Section 5(b)(ii).

6.Dividend Equivalents. In connection with the Performance Share Unit Award, any cash dividends paid on the shares of Common Stock underlying the Performance Share Units shall be converted to additional Performance Share Units on the dividend payment date, based on the Fair Market Value of a share of Common Stock on such date (“Dividend Equivalents”). Dividend Equivalents shall accrue with respect to Performance Share Units and shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Share Units to which they relate. Dividend Equivalents shall be credited on the Performance Share Units when dividends are paid on shares of Common Stock from the Date of Grant until the settlement date for the vested Performance Share Units. If and to the extent that the underlying Performance Share Units are forfeited, all related Dividend Equivalents shall also be forfeited. Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Section 8, rather than under this Section 6.

7.Rights as a Stockholder. The Grantee acknowledges and agrees that, with respect to the Performance Share Units, he or she has no voting rights with respect to the Company unless and until such Performance Share Units are settled in Common Stock pursuant to Section 5 above. Upon and following the settlement of a Performance Share Unit, the Grantee shall be the record owner of the Common Stock issued to him or her unless and until such shares are sold or otherwise disposed of, and

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as record owner shall be entitled to all rights of a stockholder of the Company holding such Common Stock, including, without limitation, voting rights, if any, with respect to such Common Stock. Prior to the date the Performance Share Units are settled in accordance with this Agreement, the Grantee shall not be deemed for any purpose to be the owner of any Common Stock denominated by the Performance Share Unit Award.

8.Capital Adjustments. The number of Performance Share Units is subject to adjustment, in accordance with Section 4.2 of the Plan, on an equitable and proportionate basis in the manner deemed appropriate by the Committee.

9.Taxes. The Grantee expressly acknowledges that: (a) the Grantee’s Performance Share Units will constitute wages under the Federal Insurance Contributions Act (FICA) and Federal Unemployment Tax Act (FUTA) that are subject to tax withholding by the Company or its Affiliate upon becoming vested and (b) the Common Stock delivered to a Grantee upon the settlement of his or her Performance Share Units will constitute wages for purposes of federal and all other employment taxes, subject to tax withholding by the Company or its Affiliate. The Company’s obligation to issue or deliver shares of Common Stock with respect to the settlement of Performance Share Units shall be subject to the satisfaction of any applicable federal, state, local or foreign tax withholding requirements (including the Grantee’s FICA and FUTA obligation). To the extent permitted by law, the Company and its Affiliates shall have the right to deduct any such taxes from any payment otherwise due to the Grantee (or his or her beneficiary). The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.

10.Restriction on Issuance of Common Stock. Notwithstanding any other provision of this Agreement, the Grantee agrees, for himself or herself and his or her successors, that Common Stock will not be issued at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Grantee under the Plan, unless the Company agrees to permit such issuance. The Grantee further agrees, for himself or herself and his or her successors, that, upon the issuance of any Common Stock, he or she will, upon the request of the Company, agree in writing that he or she is acquiring such shares for investment only and not with a view to resale, and that he or she will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a “no-action” letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Grantee further agrees that the Company may place a legend embodying such restriction on the certificates evidencing such shares.

11.Non-Solicitation. In consideration for the Grantee’s employment with the Company or with any of its affiliates and/or subsidiaries, the award of these Performance Share Units to the Grantee, and other good and valuable consideration (the sufficiency of which is acknowledged), the Grantee agrees

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that during your employment with the Company and for a period of six months immediately following termination of the Grantee’s employment for any reason, the Grantee will not directly or indirectly (a) solicit an employee to leave the employment of the Company or any of its affiliates and/or subsidiaries; or (b) directly or indirectly solicit business from any clients, customers or prospective customers of the Company or any of its affiliates and/or subsidiaries whose identity became known to the Grantee during his or her employment with the Company or any of its affiliates and/or subsidiaries for the purpose of inducing or causing those clients, customers or prospective customers to cease doing business or to restrict, limit, reduce or modify its relationship with the Company or any of its affiliates, or for the purpose of selling, providing or offering to any such customer or borrower any products, services, and/or programs offered, sold or provided by (or that compete with the products, services and/or programs offered, sold or provided by) the Company or any of its affiliates with which you were involved during your employment with the Company. This six-month limitation is not intended to impair the rights of the Company and/or any of its affiliates or subsidiaries to prevent misappropriation of its confidential information beyond the six-month period. The Committee shall have discretion to determine that all Performance Share Units, whether or not vested, shall be forfeited in the event of the Grantee’s breach of this Section 11. This Paragraph 11 does not apply to employees employed in California, Colorado, or North Dakota including employees working remotely from those states.

12.Employment. Neither the Performance Share Unit Award evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Grantee for any period. Whenever reference is made in this Agreement to the employment of the Grantee, it means employment by the Company or an Affiliate.

13.Beneficiary. The Committee may permit the Grantee to file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. In the absence of any such designation or if all designated beneficiaries predecease the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

14.Subject to the Plan. The Performance Share Unit Award evidenced by this Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, the Performance Share Unit Award is subject to any rules and regulations promulgated by the Committee. The Grantee’s receipt of the Performance Share Unit Award constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan and this Agreement shall be final and binding on the Grantee and any other person claiming an interest in the Performance Share Unit Award.

15.Section 409A. The Performance Share Unit Award is intended to comply with the applicable requirements of Section 409A of the Code and shall be administered in accordance with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if the Performance Share Units or the Dividend Equivalents constitute “deferred compensation” under Section 409A of the Code and the Performance Share Units become vested and settled upon the Grantee’s Termination of Employment, payment with respect to the Performance Share Units shall be delayed for a period of six

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months after the Grantee’s Termination of Employment if the Grantee is a “specified employee” as defined under Section 409A of the Code (as determined by the Committee) and if required pursuant to Section 409A of the Code. If payment is delayed, the shares of Common Stock and Dividend Equivalents shall be distributed within 30 days following the date that is the six-month anniversary of the Grantee’s Termination of Employment (or death, if earlier). Notwithstanding any provision to the contrary herein, payments made with respect to this Performance Share Unit Award may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of this Performance Share Unit Award to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment. Any payment that is to be made within a specified time period under this Agreement may be made at such other date as may be permitted by Section 409A with respect to such payment.

16.Company Policies. All amounts payable under this Agreement shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time, including the Forfeiture Policies.

17.Stock Certificates. The Grantee hereby (a) acknowledges that the Common Stock issued with respect to a vested Performance Share Unit upon its settlement may be held in book entry form on the books of Registrar and Transfer Company (or another institution specified by the Company), and (b) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer.

18.Nontransferability. Performance Share Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or by the laws of descent and distribution. This Agreement shall bind and inure to the benefit of successors and assignees of the Company.

19.Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

20.Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

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